For more information: Renewable Energy Group Announces Changes to Organization Ames, Iowa – December 3, 2020 – Renewable Energy Group, Inc. (NASDAQ: REGI) announced today changes to the organizational construct of its senior leadership team intended to accelerate the company’s performance as a leader in a rapidly growing industry. Chad Stone will move from the Chief Financial Officer position into a newly created role of Senior Vice President, Commercial Performance, overseeing the company’s planning, scheduling and optimization functions to drive commercial performance of the business. Stone has been with REG as CFO since 2009. Todd Robinson, currently Treasurer and Executive Director, Investor Relations, will serve as interim CFO. Brad Albin will be promoted to Senior Vice President, Manufacturing & Engineering, with continued oversight for this critical part of the company. Albin has been with REG since 2006, during which time he has led the substantial development and growth of the company’s production fleet and engineering function. Natalie Merrill will be promoted to Senior Vice President, Business Development. Merrill joined REG in 2007 as a Senior Financial Analyst and has served in a variety of roles with increasing responsibility over the past 13 years. Trisha Conley and Bob Kenyon, both new additions to REG earlier this year, will each be promoted to Senior Vice President, overseeing people development and sales and marketing, respectively. Conley came to REG from BP and Kenyon from Atlas Oil Company, and both have years of industry-related expertise. “I am delighted to announce these exciting changes to our leadership team,” said REG President & CEO, Cynthia “CJ” Warner. “We believe these changes will strengthen our senior leadership team and create a more streamlined reporting structure to accelerate growth in our areas of focus. We believe these organizational changes will allow us to better recruit, promote and develop strong talent within REG.” ### About Renewable Energy Group Katie Stanley Renewable Energy Group Katie.Stanley@regi.com (515) 239-8184

Renewable Energy Group, Inc. (NASDAQ: REGI) is leading the energy industry's transition to sustainability by transforming renewable resources into high-quality, cleaner fuels. REG is North America’s largest producer of biodiesel and an industry leading producer of renewable diesel. REG solutions are alternatives for petroleum diesel and produce significantly lower carbon emissions. REG utilizes a global integrated procurement, distribution and logistics network to operate 12 biorefineries in the U.S. and Europe. In 2019, REG produced 495 million gallons of cleaner fuel delivering over 4.2 million metric tons of carbon reduction. REG is meeting the growing global demand for lower-carbon fuels and leading the way to a more sustainable future. Note Regarding Forward-Looking Statements This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding changes to our organizational structure and the potential impacts of the changes to our senior leadership team. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially are described in REG's annual report on Form 10-K for the year ended December 31, 2019 and subsequently filed Form 10-Q and other periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements based on new developments or changes in our expectations.